Draft:  2/10/03

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR

15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 10, 2003

POLYMER GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

1-14330

57-1003983

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4838 Jenkins Avenue

29405

North Charleston, SC	(Zip Code)

Registrant’s telephone number, including area code:  (843) 566-7293

Item 9 Regulation FD Disclosure.

            During January, 2003, several suppliers of key raw materials, including polypropylene and polyethylene, announced price increases to take effect beginning as early as February, 2003. Polymer Group, Inc. (the “Company”) has historically been able to pass along at least a portion of such raw material price increases to some of its customers, particularly those with contracts containing raw material price escalation clauses, although often with a delay between the time the Company is required to pay the increased raw material price and the time the Company is able to pass the increase on to its customers.  To the extent the Company is required to pay increased prices for its raw materials, the Company’s cost of goods sold would increase and to the extent the Company is  not able to pass along all or a portion of such increased prices of raw materials, its earnings before interest, taxes, depreciation and amortization (“EBITDA”) would correspondingly decrease.  By way of example, if the price of polypropylene were to rise $.01 per pound and the Company was not able to pass along any of such increase to its customers, the Company would realize a decrease of approximately $2 million on an annualized basis in its reported EBITDA.  At this time, the exact extent of any increase in raw material prices is uncertain, as is the potential duration of any such increase.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Polymer Group, Inc.

Dated: February 10, 2003	By:	/s/ James G. Boyd
James G. Boyd
Executive Vice President, Treasurer,
Chief Financial Officer, and Director
(Principal Financial and Accounting Officer)